EXHIBIT 23.5

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated February 13, 2004, accompanying the consolidated financial statements and schedules of Horizon Medical Products, Inc. and subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/    Grant Thornton, LLP

Grant Thornton, LLP

Atlanta, Georgia

June 10, 2004